Exhibit 99.1

CONTACT:	Kent Griffin Chief Financial Officer (858) 485-9840
BIOMED REALTY TRUST COMPLETES ACQUISITION OF
CENTER FOR LIFE SCIENCE BOSTON
SAN DIEGO, Calif. – November 20, 2006 – BioMed Realty Trust, Inc. (NYSE: BMR) today announced that it has completed the previously announced acquisition of the Center for Life Science Boston, located at 3 Blackfan Circle. The property is located in the heart of Boston’s Longwood Medical Area, surrounded by many of the nation’s leading life science research institutions, including Beth Israel Deaconess Medical Center, Children’s Hospital’s Karp Family Research Laboratories, The New Research Building at Harvard Medical School and Merck Research Laboratories Boston. Also nearby are the Brigham & Women’s Hospital, Dana-Farber Cancer Institute, Joslin Diabetes Center and Children’s Hospital Boston, attracting the world’s top researchers and clinicians.
The 702,940 square foot life science research building is currently under construction and scheduled for delivery in 2008. The project is 80% pre-leased, on a long-term, triple net basis, to four world-renown life science institutions – Beth Israel Deaconess Medical Center, Children’s Hospital Boston, Dana-Farber Cancer Institute and the CBR Institute for Biomedical Research. The remaining space available for lease includes approximately 98,000 square feet located on the top four floors – 15 through 18. The building also will contain space on the first floor for retail shops and 300 below-grade parking spaces. Additional information regarding the project is available at www.centerforlifescience.com.
“We are pleased to have successfully completed the acquisition of one of Boston’s premier developments and one of the most desirable life science developments in the country, the Center for Life Science Boston. BioMed Realty is the leading owner of life science space in the Boston market, and this acquisition demonstrates our commitment to our corporate mission of being the leading provider of real estate to the life science industry,” said Alan D. Gold, President and Chief Executive Officer of BioMed Realty Trust.
The company expects to invest in excess of $700 million in the Center for Life Science Boston, including the initial purchase price of approximately $473 million and future construction costs to complete the project. In order to finance the Center for Life Science Boston acquisition and future construction costs, the company entered into a secured acquisition and construction loan with KeyBank National Association to provide borrowings of up to approximately $550 million. The loan has a maturity date of November 16, 2009, with a one-year extension option. The company initially borrowed approximately $266 million under this secured acquisition and construction facility, with the balance of the initial purchase price funded through borrowings under the company’s $500 million unsecured credit facility. The company anticipates funding the majority of future construction costs to complete this project through borrowings under the secured acquisition and construction facility.
About Lyme Properties
Lyme Properties was founded in 1993 by David Clem, who built the first life science laboratories in Kendall Square, Cambridge in the mid-1980s. Today Lyme is one of the country’s most experienced and largest life science developers specializing in the acquisition, development, and leasing of first-qualify life science and mixed-use properties located in prime educational, research, and medical centers. In recent years, Lyme has built lab space for companies such as Genzyme, Millennium, Vertex, Schering-Plough, Microbia, Metabolix, and Monsanto. Lyme has built and leased over two million square feet of life science research space and has an additional one million square feet under development. Additional information is available at www.lymeproperties.com.
Lyme’s largest joint venture partner, Scottish Widows Investment Partnership, is a UK-based financial services company offering life insurance, banking and investment opportunities to its customers. Scottish Widows partnered with Lyme on the Center for Life Science Boston project. Cushman and Wakefield Boston represented Lyme Properties in the transaction.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. BioMed’s real estate portfolio consists of 53 properties, representing 89 buildings with approximately 7.7 million rentable square feet in each of the major life science markets in the United States. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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